EXHIBIT 10.21

September 15, 2008

Al Etterman
JDSU
430 North McCarthy Blvd
Milpitas, CA 95035

Re:            Your Employment with JDSU

Dear Al:

This letter agreement will confirm the terms of your continued employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) commencing with effect from September 1, 2008, and thereafter.

Effective September 1, 2008 you assumed and will continue in the role of Vice President and Senior Advisor, reporting directly to the Chief Executive Officer and performing such job duties and responsibilities as may be designated by the CEO.  This is a part time position with a grade level of E100.

In this role your compensation structure will be modified such that your base salary will be $66,000 and your incentive target will be commensurate with the E100 level (35% of base salary).  Since this reduced schedule will be less than 20 hours per week, your eligibility for Company provided health benefits will cease following your assumption of this new role, and thus you will become eligible at that time for COBRA benefits continuation. A package containing appropriate COBRA information will be mailed to you on or after September 1, 2008 by the Company’s outside vendor that manages this program for JDSU.

Your previously awarded restricted stock units and stock options will continue to vest in accordance with the terms of each grant.

Additionally, notwithstanding the Company’s “at will” employment policy, and provided that your employment is not otherwise terminated by the Company for “Cause” (as defined below), or as a result of your voluntary resignation of employment (including termination as a result of your commencement of employment with another employer), your employment will continue until August 31, 2009 and you will be entitled to the pay, benefits and perquisites consistent with such employment through that date as outlined in this letter agreement and Company policies.

As a part time employee you may engage in other gainful employment in addition to your work for JDSU, subject to compliance with our Code of Business Conduct including but not limited to its provisions relative to conflicts of interest.  For clarity, any other employment may not conflict with your ability to fully and properly discharge the duties and responsibilities of your new role. Determination of whether any particular employer or role would constitute a conflict of interest shall be made by the Chief Executive Officer in his sole discretion.

We presently anticipate your employment will terminate on August 31, 2009 (the actual termination date hereinafter the “Termination Date”).  On or before the Termination Date the Company will provide you with your final paycheck, which will include all accrued, but unpaid base pay and accrued ESPP contributions, if any.  Any stock options and restricted stock units previously granted to you that are not vested as of the Termination Date will be cancelled and you will have 90 days from the Termination Date to exercise vested stock options.

In the event your employment terminates prior to August 31, 2009 as a result of your voluntary resignation it would be the Company’s desire to retain your services as a consultant until August 31, 2009 in order to benefit from your continuing support of several key initiatives.  Should you agree to become a consultant to the Company following such a termination of employment you and the Company would enter into the Company’s standard form of consulting agreement.  In consideration of services you would provide pursuant to such agreement the Company would allow your previously granted equity awards to continue to vest and remain exercisable until August 31, 2009, at which point vesting would cease.  As with other employment while you are a part time employee, entry into a consulting agreement would be dependent upon compliance with our Code of Business Conduct, including but not limited to its provisions relative to conflicts of interest.  Determination of whether entry into a consulting agreement would cause a conflict of interest to exist shall be made by the Chief Executive Officer in his sole discretion.

Following the Termination Date, and conditioned upon (a) your termination being for reasons other than for “Cause”, and (b) your execution of a separation agreement and release of claims in a form attached hereto as Exhibit “A”, the Company will provide you with the severance benefits outlined therein, including severance pay of $317,000.

For clarity, please note that should your employment be involuntarily terminated at any time prior to August 31, 2009 by the Company for “Cause” you will not be eligible for the severance benefits described in the preceding paragraph.  However, you will remain eligible for the severance benefits described above should your employment terminate for any other reason on or prior to August 31, 2009.

Please also note that your employee Proprietary Information and Assignment of Inventions Agreement signed upon the commencement of your employment with the Company continues in full force and effect in accordance with its terms.

For purposes of this letter, “Cause” is defined as (a) willful malfeasance by the employee which has a material adverse impact upon the Company; (b) substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same or similar position; (c) conviction of the employee of a felony, or of misdemeanor which would have a material adverse effect on the Company’s goodwill if Employee is retained as an employee of the Company; or (d) willful failure by Employee to comply with the written or known policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions.

To acknowledge your understanding and acceptance of the terms of this letter we would appreciate your signing where indicated below.

Al, we thank you for your many contributions and long service to the Company and look forward to your continued support and partnership.

Sincerely,

Kevin Kennedy
President and Chief Executive Officer

Agreed and Accepted:                                                                                     Date:

_______________________                                                                                     _________________
Al Etterman

EXHIBIT “A”

[DATE]

Al Etterman
JDSU
430 North McCarthy Blvd
Milpitas, CA 95035

Re:            Separation from JDS Uniphase Corporation on [DATE]

Dear Al:

This letter agreement (“Agreement”) will confirm the terms of your separation from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (the “Company” or “JDSU”) effective [DATE] (the “Termination Date”). The Effective Date of this Agreement will be the 8th day following the date of your signature below.

On or before the Termination Date the Company will provide you with your final paycheck, which will include all accrued, but unpaid base pay and accrued ESPP contributions, if any.  Additionally, within seven (7) days of the Effective Date of this Agreement, and subject to the provisions of the next paragraph, the Company shall provide you with a lump sum severance payment of $317,000, less applicable withholdings as required by local, state and federal law.  Any stock options and other equity incentive awards, including restricted stock units, previously granted to you that are not vested as of the Termination Date will be cancelled and you will have 90 days from the Termination Date to exercise vested stock options.

Notwithstanding anything herein to the contrary, this Agreement is intended to comply with the provisions of Code section 409A, as in effect from time to time.  To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment hereunder that may be made to you on account of the termination of your employment with the Company shall be delayed by the Company to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i).

Upon the termination of your employment, and to the extent not previously triggered, you will be eligible for COBRA benefits continuation.  In this case a package containing appropriate COBRA information will be mailed to you shortly after the Termination Date by the Company’s outside vendor that manages this program for JDSU.  Also, you will be eligible for a senior management level package of outplacement services to be provided through the Company’s chosen vendor.

The Company affirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws and applicable law to defend and indemnify you against claims, actions and causes of action arising out of your employment and service to the Company.  For clarity, these obligations will survive the Effective Date of this Agreement.  You will also continue to be covered under the applicable Company insurance policies relative to such claims.  You agree to assist the Company as reasonable necessary to effectuate the obligations reaffirmed under this paragraph.

In the event you presently are serving as a director or in a similar capacity relative to any Company subsidiary and affiliate, the Company’s legal department will work with you to ensure you are relieved from such obligations.  Thank you in advance for your assistance with that process.

Your employee Proprietary Information and Assignment of Inventions Agreement signed upon the commencement of your employment will continue in full force and effect in accordance with its terms.  Except as described in this letter, any further rights under any other agreements, whether written or oral, shall be terminated as of the Effective Date hereof, including without limitation any right to severance payments, bonus payments, stock option or other equity award vesting or other benefits.  This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of employment, will supersede any previous discussions and understandings except as explicitly provided herein, and may not be modified except in writing signed by you and the Company.

In consideration of the terms of this Agreement and exchange for the benefits described above, you agree, on behalf of yourself, your successors and your assigns, to release and absolutely discharge the Company and its present and former officers, directors, agents, employees, attorneys, insurers and affiliated entities from any claims, actions and causes of action, known or unknown, that you may now have, or at any other time had, or shall or may have against these released parties including claims arising from or related to your employment, the termination of your employment, or any other matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date of execution of this Agreement, including but not limited to claims for compensation (including bonus and severance payments), stock options or claimed rights related to stock options, breach of contract, wrongful termination, retaliation, fraud, misrepresentation, unfair business practices, breach of fiduciary duty, personal injury, defamation or national origin, race, color, age, sex, sexual orientation, religious, disability, medical condition or other discrimination or harassment under the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination In Employment Act of 1967 (including the Older Workers’ Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code (and analogous laws of any other state), , any other analogous state or federal laws or any other applicable law, all as they have been or may be amended.  To the fullest extent permitted by law, you agree not to file any claim, action or demand based on any of the matters released above.

You agree to return all Company property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by you in the course of or incident to your employment.

You agree that this release specifically covers known and unknown claims and you waive your rights under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

You and the Company agree that any and all disputes arising out of the terms of this Agreement or their interpretation, any of the matters released herein, or any other dispute between the parties, shall be resolved by final and binding arbitration before the American Arbitration Association ("AAA") under its Employment Dispute Resolution Rules.  The arbitration shall take place in the state in which you resided on the Termination Date.  In any such arbitration, each side shall bear their own attorney’s fees and costs and the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitrator’s award.  Any dispute regarding the enforceability of this agreement to arbitrate will be governed by the Federal Arbitration Act, if applicable, and if not, then the arbitration act of the state in which you last worked for the Company.

If any provision of this Agreement is for any reason found by an arbitrator or a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel.  Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Sincerely,

Brett Hooper
Senior Vice President, Human Resources

Agreed and Accepted:                                                                                     Date:

____________________                                                                           _________________
Al Etterman